Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Bill Bonello - 336-436-7732
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS

ANNOUNCES 2008 FOURTH QUARTER AND FULL YEAR RESULTS

Strong revenue and volume growth drive adjusted EPS of $1.10

Operating Cash Flow increased 10% in 2008

Burlington, NC, February 12, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2008.

Fourth Quarter Results

Net earnings were $118.1 million, compared to fourth quarter 2007 net earnings of $114.4 million. Excluding restructuring and other special items recorded in 2008 and 2007, net earnings were $120.3 million, compared to $121.9 in the fourth quarter 2007 (Adjusted Net Earnings). Earnings per diluted share (EPS) were $1.08, compared to $0.98 in the fourth quarter of 2007. Diluted earnings per share, excluding restructuring and other special items recorded in 2008 and 2007 (Adjusted EPS) were $1.10 compared to $1.04 in the fourth quarter of 2007. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special items (Adjusted EBITDA) were $265.8 million for the quarter, or 23.6% of net sales.

Revenues for the quarter were $1,119.1 million, an increase of 11.3% compared to the same period in 2007. Compared to the fourth quarter of 2007, testing volume, measured by accessions, increased 10.9%, and revenue per accession increased 0.4%. Excluding the consolidation of the Company’s Ontario, Canada joint venture and a special charge, revenue increased 6.2% with volume increasing 3.0% and revenue per accession increasing 3.2%.

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Operating cash flow for the quarter was $215.3 million, net of $12.5 million in transition payments to UnitedHealthcare. The balance of cash at the end of the quarter was $219.7 million, and there was $70.8 million outstanding under the Company’s revolving credit facility.

The Company recorded total pre-tax restructuring and other special items of $15.4 million during the fourth quarter of 2008. Included in this amount were $4.2 million of restructuring and other special charges primarily related to workforce reductions and the closing of redundant and underutilized facilities; $3.7 million of accelerated retirement benefits related to the previously announced retirement of the Company’s Executive Vice President, Corporate Affairs; and the special charge for a $7.5 million cumulative revenue adjustment relating to certain historic overpayments made by Medicare for claims submitted by a subsidiary of the Company. In addition, the Company recorded a $7.1 million favorable adjustment to its fourth quarter tax provision relating to tax treaty changes adopted by the United States and Canada.

Full Year Results

Net earnings for the year were $464.5 million, compared to 2007 net earnings of $476.8 million. Adjusted net earnings increased to $514.4 million, compared to $506.9 million in 2007. EPS increased to $4.16, compared to $3.93 in 2007. Adjusted EPS increased 10.0% to $4.60 in 2008, compared to $4.18 in 2007. Adjusted EBITDA was $1,118.2 million, or 24.8% of net sales.

Revenues for 2008 were $4,505.2 million, an increase of 10.7% compared to the same period in 2007. Compared to 2007, testing volume, measured by accessions, increased 9.8%, and revenue per accession increased 0.9%. Excluding the consolidation of the Company’s Ontario, Canada joint venture and a special charge, revenue increased 4.8% with volume increasing 2.2% and revenue per accession increasing 2.6%.

Operating cash flow for 2008 increased 10% to $780.9 million, net of $42.3 million in transition payments to UnitedHealthcare, compared to $709.7 million in 2007. During 2008, the Company repurchased $330.4 million of stock, representing 4.6 million shares. As of December 31, 2008, approximately $95.4 million of repurchase authorization remained under the Company’s approved repurchase plan.

“We are pleased to have reported strong volume and earnings growth in 2008, despite a challenging economic environment,” said David P. King, Chief Executive Officer. “Our sales, earnings and cash flow grew and we maintained industry leading volume growth and margins. Looking forward, we will continue our leadership in scientific development and personalized medicine while working aggressively to bring increased automation and efficiency to our labs.”

Outlook For 2009

The Company continues to expect revenue growth of 2.0% to 4.0% and diluted EPS in the range of $4.75 to $4.95, excluding the impact of any share repurchase activity after December 31, 2008; operating cash flow, excluding any transition payments to UnitedHealthcare, of approximately $800 million; and capital expenditures of approximately $130 million. The operating cash flow guidance includes a $56 million reduction due to required contributions to the Company’s defined benefit retirement plan.

Use of Adjusted Measures

The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP adjusted measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2009. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-761-0749 (617-614-2707 for international callers). The access code is 74940019. A telephone replay of the call will be available through February 19, 2009 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 35096998. A live online broadcast of LabCorp’s quarterly conference call on February 12, 2009 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 12, 2009.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2008, when filed.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net sales	$1,119.1	$1,005.8	$4,505.2	$4,068.2
Cost of sales	669.2	600.4	2,631.4	2,377.0
Selling, general and administrative	226.4	196.6	935.1	808.7
Amortization of intangibles and other assets	14.9	14.3	57.9	54.9
Restructuring and other special charges	4.2	12.3	37.9	50.6

Operating income	204.4	182.2	842.9	777.0

Other income (expense)	(0.6)	0.1	(2.1)	(1.4)
Investment income	0.4	2.1	2.5	5.4
Interest expense	(18.0)	(18.8)	(72.0)	(56.6)
Income from joint venture partnerships	2.7	21.3	14.4	77.9
Minority interest	(3.1)	--	(13.3)	--

Earnings before income taxes	185.8	186.9	772.4	802.3
Provision for income taxes	67.7	72.5	307.9	325.5

Net earnings	$118.1	$114.4	$464.5	$476.8

Revenue, excluding special charge:
Net sales	$1,119.1	$1,005.8	$4,505.2	$4,068.2
Cumulative revenue adjustment	7.5	--	7.5	--

Revenue, excluding special charge	$1,126.6	$1,005.8	$4,512.7	$4,068.2

Adjusted net earnings:
Net earnings	$118.1	$114.4	$464.5	$476.8
Restructuring and other special charges, net of tax	9.3	7.5	57.0	30.1
Tax treaty changes	(7.1)	--	(7.1)	--

Adjusted net earnings	$120.3	$121.9	$514.4	$506.9

Adjusted EPS:
Diluted earnings per share	$1.08	$0.98	$4.16	$3.93
Impact of restructuring and other special charges	0.08	0.06	0.50	0.25
Impact of tax treaty changes	(0.06)	--	(0.06)	--

Adjusted EPS	$1.10	$1.04	$4.60	$4.18

Weighted average shares outstanding	109.5	117.2	111.7	121.3

Adjusted EBITDA	$265.8	$258.7	$1,118.2	$1,071.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2008	2007

Cash and short-term investments	$219.7	$166.3
Accounts receivable, net	631.6	623.2
Property, plant and equipment	496.4	439.2
Intangible assets and goodwill, net	2,994.8	2,252.9
Investments in joint venture partnerships	72.0	683.0
Other assets	255.0	203.6

	$4,669.5	$4,368.2

Zero-coupon subordinated notes	573.5	564.4
5 1/2% senior notes due 2013	351.7	352.1
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	545.8	500.0
Other liabilities	1,138.9	976.4
Minority interest	121.3	--
Shareholders' equity	1,668.3	1,725.3

	$4,669.5	$4,368.2

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Year Ended December 31, 2008	Year Ended December 31, 2007

Net cash provided by operating activities	$780.9	$709.7
Net cash used for investing activities	(396.0)	(341.6)
Net cash used for financing activities	(218.5)	(363.6)
Effect of exchange rates on cash	(3.1)	0.4

Net increase in cash	163.3	4.9
Cash at beginning of period	56.4	51.5

Cash at end of period	$219.7	$56.4

Free Cash Flow:
Net cash provided by operating activities	$780.9	$709.7
Less: Capital expenditures	(156.7)	(142.6)

Free cash flow	$624.2	$567.1

Notes to Financial Tables

EBITDA

EBITDA represents earnings before interest, income taxes, depreciation and amortization, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to Adjusted EBITDA for the three-month period and year ended December 31, 2008 and 2007:

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Earnings before income taxes	$185.8	$186.9	$772.4	$802.3
Add(subtract):
Interest expense	18.0	18.8	72.0	56.6
Investment income	(0.4)	(2.1)	(2.5)	(5.4)
Other(income)expense, net	0.6	(0.1)	2.1	1.4
Depreciation	31.0	27.4	120.1	106.4
Amortization	14.9	14.3	57.9	54.9
Restructuring and other special charges	15.4	12.3	94.1	50.6
Joint venture partnerships' depreciation and amortization	0.5	1.2	2.1	4.5

Adjusted EBITDA	$265.8	$258.7	$1,118.2	$1,071.3

Restructuring and Other Special Charges

During the second, third and fourth quarters of 2008, the Company recorded charges of approximately $16.0 million, $17.7 million and $4.2 million, respectively, primarily related to workforce reductions and the closing of redundant and underutilized facilities. The after tax impact of these charges reduced net earnings for the quarter and the year ended December 31, 2008, by $2.5 million and $22.9 million, respectively and diluted earnings per share by $0.02 ($2.5 million divided by 109.5 million shares) and $0.20 ($22.9 million divided by 111.7 million shares), respectively.

In addition, during the fourth quarter of 2008, the Company recorded approximately $3.7 million of accelerated retirement benefits (recorded in selling, general, and administrative expenses) relating to the previously announced retirement of the Company’s Executive Vice President, Corporate Affairs. The after tax impact of these charges reduced net earnings for the quarter and the year ended December 31, 2008, by $2.2 million and diluted earnings per share by $0.02 ($2.2 million divided by 109.5 million shares) and $0.02 ($2.2 million divided by 111.7 million shares), respectively.

During the fourth quarter of 2008, the Company also recorded a $7.5 million cumulative revenue adjustment relating to certain historic overpayments made by Medicare for claims submitted by a subsidiary of the Company. The after tax impact of this revenue adjustment reduced net earnings for the quarter and the year ended December 31, 2008, by $4.5 million and diluted earnings per share by $0.04 ($4.5 million divided by 109.5 million shares) and $0.04 ($4.5 million divided by 111.7 million shares), respectively.

During the second quarter of 2008, the Company increased its allowance for doubtful accounts by $45.0 million due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectibility of accounts receivable balances. The after tax impact of this charge reduced net earnings and diluted earnings per share for the year ended December 31, 2008 by $27.3 million and $0.24 ($27.3 million divided by 111.7 million shares), respectively.

During the second, third and fourth quarters of 2007, the Company recorded charges of approximately $7.0 million, $31.3 million and $12.3 million respectively. These charges were related to a plan directed at reducing non-essential work force and redundant facilities. The after tax impact of these charges reduced net earnings for the quarter and for the year ended December 31, 2007, by $7.5 million and $30.1 million, respectively. These charges reduced diluted earnings per share in the quarter and year ended December 31, 2007 by $0.06 ($7.5 million divided by 117.2 million shares) and $0.25 ($30.1 million divided by 121.3 million shares).

Tax Treaty Changes

During the fourth quarter of 2008, the Company recorded a $7.1 million reduction in its provision for income taxes as a result of the fifth protocol amending the existing tax treaty with Canada entered into force December 15, 2008. This tax benefit increased diluted earnings per share for the quarter and the year ended December 31, 2008 by $0.06 ($7.1 million divided by 109.5 million shares) and $0.06 ($7.1 million divided by 111.7 million shares), respectively.

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